Exhibit 4.3

SUNRUN INC.

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is dated as of April 1, 2015, by and among Sunrun Inc., a Delaware corporation (the “Company”) and the holders of the Merger Shares (as defined below) listed on Schedule A hereto (as may be amended from time to time) (the “Common Holders”).

RECITALS

WHEREAS, the Company and the Common Holders entered into the Merger Agreement (as defined below). As a condition and inducement for the Company and the Common Holders to enter into the Merger Agreement, the Company has required that each Common Holder become a party to this Agreement, and the Common Holders have required that the Company become a party to this Agreement.

THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Common Holders hereby agree that, upon the execution of the Agreement by the Company and the Common Holders, the Company and Common Holders shall be bound by the provisions hereof as the sole agreement among the Company and the Common Holders with respect to registration rights of the Company’s securities and certain other rights and obligations of the Company and the Common Holders as set forth herein, and the parties hereto agree as follows:

SECTION 1. CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “Affiliate” shall mean any entity who is controlled by, who controls or who is under common control with a person, including, without limitation, any affiliated venture capital or other private investment fund or venture capital or other private investment fund under common management.

1.2 “Agreement” shall mean this Shareholders Agreement, as may be amended from time to time.

1.3 “Board” shall mean the Company’s Board of Directors.

1.4 “Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended, or amended and restated, from time to time.

1.5 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.6 “Common Holder” shall mean the persons and entities listed on Schedule A hereto.

1.7 “Common Stock” shall mean the shares of common stock in the Company, par value, $0.0001.

1.8 “Company” shall mean Sunrun Inc., a Delaware corporation.

1.9 “Company’s Notice” shall have the meaning specified in Section 3.2.

1.10 “Company’s Right of First Refusal” shall have the meaning specified in Section 3.1.

1.11 “Company Sale” shall mean any “Acquisition” or “Asset Transfer”, as such terms are defined in the Certificate of Incorporation.

1.12 “Co-Sale Investor” shall have the meaning specified in Section 4.1.

1.13 “Co-Sale Right” shall mean the right of the Major Investors to participate in the sale of Offered Stock by Common Holders, as specified in SECTION 4.

1.14 “Exempted Transfer” shall have the meaning specified in Section 2.1.

1.15 “Existing Investors” shall mean investors under the Prior Rights Agreement.

1.16 “Financial Statements” shall have the meaning specified in Section 3.1.

1.17 “GAAP” shall have the meaning specified in Section 3.1.

1.18 “Immediate Family Members” shall mean a person’s spouse, the lineal descendant or antecedent, brother or sister, of a person or such person’s spouse, or the spouse of any lineal descendant or antecedent, brother or sister of such person, whether or not any of the above are adopted.

1.19 “Indemnified Party” shall have the meaning specified in Section 2.9(c).

1.20 “Indemnifying Party” shall have the meaning specified in Section 2.9(c).

1.21 “Initiating Holders” shall have the meaning specified in Section 2.6.

1.22 “Investors’ Right of First Refusal” shall have the meaning specified in Section 3.2.

1.23 “IPO” shall mean the Company’s initial firm commitment underwritten public offering.

1.24 “Major Investor” shall mean each investor who holds 3,000,000 shares or more (as adjusted for stock splits, recapitalizations and the like) of Preferred Stock and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company issued upon the conversion of such shares of Preferred Stock; provided, however, that the defined term “Major Investor” shall also include each of (i) Credit Suisse First Boston Next Fund, Inc. and (ii) The Whittemore Collection, Ltd. so long each holds at least 1,000,000 shares of Preferred Stock (as adjusted for stock splits, recapitalizations and the like) and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company issued upon the conversion of such shares of Preferred Stock. For the avoidance of doubt, all shares of Preferred Stock (or converted Preferred Stock as discussed above) held by Affiliated entities shall be added together when calculating whether an Investor (or collection of Affiliated Investors) meets this definition of a “Major Investor”.

1.25 “Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization dated April 1, 2015, by and between the Company, LH Merger Sub 1, Inc., a California corporation and wholly-owned subsidiary of the Company, LH Merger Sub 2, LLC, a California limited liability company and wholly-owned subsidiary of the Company, Clean Energy Experts LLC, a California limited liability company and Beau Peelle as Member’s Agent.

1.26 “Merger Shares” shall mean shares of the Company’s Common Stock held by Common Holders issued pursuant to the Merger Agreement, whether issued at or following the Closing (as defined in the Merger Agreement) under the Merger Agreement.

1.27 “Offered Stock” shall have the meaning specified in Section 3.1.

1.28 “Participating Co-Sale Investor” shall have the meaning specified in Section 4.2.

1.29 “Participating Investor” shall have the meaning specified in Section 3.2.

1.30 “Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

1.31 “Project Partnership” shall have the meaning specified in Section 3.1.

1.32 “Register,” “Registered” and “Registration” refer to a registration of Registrable Securities effected by the filing of the appropriate Registration Statement with the Commission, and any amendments thereto reasonably necessary to obtain the declaration or ordering of the effectiveness of such registration statement.

1.33 “Registrable Securities” shall mean (i) Preferred Stock or Common Stock held by the Existing Investors, (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities and (iii) Common Stock that constitutes Merger Shares. “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

1.34 “Registration Statement” shall mean the appropriate registration statement filed with the Commission in compliance with the Securities Act pursuant to Sections 2.5 or 2.6 hereof for purposes of registering any Registrable Securities.

1.35 “Remaining Shares” shall have the meaning specified in Section 3.2.

1.36 “Residual Shares” shall have the meaning specified in Section 4.1.

1.37 “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 2.2 (or any similar legend).

1.38 “Rule 144” shall mean Rule 144 promulgated by the Commission under the Securities Act, as amended or supplemented from time to time, and any successor rule.

1.39 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

1.40 “Seller” shall have the meaning specified in Section 3.1.

1.41 “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities by the Common Holders or any transferees.

1.42 “Selling Investors” shall have the meaning specified in Section 5.1.

1.43 “Transfer Notice” shall have the meaning specified in Section 3.1.

1.44 “Underwriter’s Representative” shall have the meaning specified in Section 2.5(b).

1.45 “Unsubscribed Shares” shall have the meaning specified in Section 3.3.

Capitalized terms not otherwise defined in this Section 1 shall have the meaning ascribed to such terms in the Agreement.

SECTION 2. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; COMPLIANCE WITH SECURITIES ACT

2.1 Restrictions on Transferability. The Merger Shares shall not be transferable except pursuant to an effective registration statement under the Securities Act, in compliance with Rule 144 or pursuant to an effective exemption from registration under the Securities Act and any applicable state securities laws, or upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act, or, in the case of Section 2.12 hereof, an orderly distribution of such securities. Until such time as the restrictive legend set forth in Section 2.2 is no longer required to be placed on the Restricted Securities, each Common Holder will cause any proposed transferee of the Merger Shares held by such Common Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2 (including the “market stand-off provisions of Section 2.12). Notwithstanding the foregoing, no such restriction shall apply to a transfer (each, an “Exempted Transfer”) by a Common Holder that is (A) a partnership transferring to its partners, former partners or estates of former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Common Holder, (C) a limited liability company transferring to its members, former members or estates of former members in accordance with their interest in the limited liability company, or (D) an individual transferring by gift to such person’s Immediate Family Members or trust for the benefit of such person or his Immediate Family Member(s), provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he or she were an original Common Holder, as applicable, hereunder.

2.2 Restrictive Legend. Each certificate representing the Merger Shares and any securities issued in respect of the Merger Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or other event, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A SHAREHOLDERS AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Common Holders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend above to enforce the provisions of this Agreement and the Company agrees to promptly do so.

2.3 Notice of Proposed Transfers. Prior to any proposed transfer of any Restricted Securities (unless there is in effect a registration statement under the Securities Act covering the securities proposed to be transferred), the Common Holders shall give written notice to the Company of such Common Holder’s intention to effect such transfer. Such notice shall describe the manner and circumstances of the proposed transfer in reasonably sufficient detail, and (except in transactions in compliance with Rule 144 or an Exempted Transfer), if reasonably requested by the Company, shall be accompanied by either (i) a written opinion of legal counsel to the Common Holder addressed to the Company, which shall be reasonably satisfactory to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon such Common Holder shall be entitled to transfer the Restricted Securities in accordance with the terms of the notice delivered by the Common Holder to the Company. Each certificate evidencing the Restricted Securities transferred pursuant to this Section 2.3 shall bear the legend set forth in Section 2.2 above, except that such restrictive legend shall be removed if such transfer occurred pursuant to an effective registration statement or the requirements of Rule 144 or, in the reasonable opinion of counsel for the Company, such legend is not required. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

2.4 [Reserved].

2.5 Incidental Registration Rights.

(a) Company-Initiated Registration. If at any time or from time to time, the Company shall decide to register any of its securities on any registration statement under the Securities Act for purposes of a public offering of securities of the Company for its own account, other than (i) a registration on Form S-8 (or a similar or successor form) relating solely to employee stock option, stock purchase or other benefit plans, or (ii) a registration on Form S-4 (or similar or successor form) relating solely to a Commission Rule 145 transaction, the Company will:

(i) promptly give to the Common Holders written notice thereof; and

(ii) subject to Section 2.5(b), include in such registration, and any related qualification, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Common Holder within thirty (30) days after receipt of the written notice required by Section 2.5(a)(i).

(b) Underwriting. If the registration of which the Company gives notice is a registered public offering involving an underwriting, the Company shall so advise the Common Holders in the written notice given pursuant to Section 2.5(a). In such event, the right of the Common Holders to participate in such Registration pursuant to this Section 2.5 shall be conditioned upon each Common Holder’s participation in such underwriting and the inclusion of the Common Holder’s Registrable Securities in the underwriting to the extent provided herein.

All holders of Registrable Securities proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative(s) of the underwriter (s) (collectively, the “Underwriter’s Representative”) selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.5, if the Underwriter’s Representative determines in good faith that market factors require a limitation of the number of shares to be underwritten, the Underwriter’s Representative may limit the number of Registrable Securities to be included in the Registration and underwriting, and the securities to be sold shall be allocated pursuant to the following priority: (i) first, to the Company, (ii) second, to the Common Holders who have requested inclusion of Registrable Securities in the Company’s registration and the underwriting, on a pro rata basis based on the total number of Registrable Securities held by such Common Holders, in an amount up to 1,000,000 Merger Shares in the aggregate (the “Base Shares”), if no other Merger Shares have been registered under the Securities Act pursuant to this Agreement, (iii) third, to other holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such holder, and (iv) fourth, to the Common Holders for any amounts in excess of the Base Shares. In no event will shares of any other selling stockholder be included in such Registration if such inclusion would reduce the number of shares which may be included by the Common Holders without written consent of Common Holders holding at least a majority of the Registrable Securities proposed to be sold in the offering by all Common Holders.

If a person who has requested inclusion in such Registration disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative. Any securities excluded or withdrawn from such underwriting shall be withdrawn from the Company’s registration statement; provided, however, that if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Common Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Common Holders who have included Registrable Securities in the Registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriters’ limitation.

If the Underwriter’s Representative has not limited the number of shares to be underwritten for the Company’s account and the account of the Common Holders, the Company may include securities for the account of employees, officers, directors and consultants.

2.6 Form S-3 Registrations. If at any time the Company is requested by Common Holders holding at least a majority of the Registrable Securities then held by all Common Holders (“Initiating Holders”) (and qualifies under applicable Commission rules) to undertake to register for sale on Form S-3 (or a similar or successor form) Registrable Securities estimated to result in aggregate gross proceeds of at least Three Million Dollars ($3,000,000), the Company shall promptly give notice of such proposed registration to all holders of Registrable Securities and the Company shall, as expeditiously as possible, use commercially reasonable efforts to effect the registration on Form S-3 (or a similar or successor form) of the Registrable Securities which the Company has been requested to register (i) in each request and (ii) in any response given within thirty (30) days after receipt of written notice of such registration from the Company. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such Registration, qualification or compliance pursuant to this Section 2.6:

(a) if, in a given twelve (12) month period, the Company has already effected at least two (2) such registrations in such period;

(b) if the Form S-3 is not available for such offering by the holders of Registrable Securities;

(c) within ninety (90) days after the effective date of any registration referred to in Section 2.5; or

(d) if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such Registration Statement to be filed at such time or in the near future, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request for registration of the Common Holders, provided, that the Company may only defer a Registration once under this Section 2.6(d) in any twelve (12) month period. If the Board makes such a determination, the Common Holders shall be entitled to withdraw their request for registration without impairing their right to request registration under this Section 2.6 thereafter.

The Company may include in the registration under this Section 2.6 any other Common Stock (including Registrable Securities held by other holders of the Company’s capital stock and issued and outstanding Common Stock as to which the holders thereof have contracted with the Company for incidental registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of any managing underwriter (or in the reasonable opinion of the Company after consultation with the Common Holders requesting such registration in the event that the offering is not underwritten), interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the shares of Registrable Securities sought to be registered by the Common Holder or other holders of Registrable Securities pursuant to this Section 2.6. If it is determined as provided above that there will be such interference, the other capital stock sought to be included by the Company shall be excluded to the extent deemed necessary by such managing underwriter (or the Company after consultation with the Common Holders if the offering is not underwritten), and all other Common Stock held by parties other than the Common Holders shall be excluded, in each case before the exclusion of any shares of Registrable Securities held by the Common Holders. If, as contemplated above, and after excluding all other Common Stock held by other parties, Registrable Securities of the Common Holders are to be excluded, the number of Registrable Securities of the participating Common Holders which are to be excluded shall be proportionate to the number of shares which such Common Holder is seeking to register.

2.7 Expenses of Registration. All expenses related to the registration incurred in connection with any Registration, qualification or compliance pursuant to Sections 2.4, 2.5 and 2.6, including legal fees and expenses, and any escrow, trustee, custodian, attorney-in-fact or other fees of the Common Holders and all Selling Expenses relating to the Registrable Securities held by the Common Holders in proportion to the total number of shares so registered shall be borne by the Common Holders.

2.8 Registration Procedures. In the case of each Registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep the Common Holders advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. The Company will:

(a) Prepare and file as soon as practicable with the Commission a Registration Statement with respect to the securities to be Registered and use commercially reasonable efforts to cause such Registration Statement to become and remain effective until the Common Holders have completed the distribution described in the Registration Statement relating thereto;

provided, however that before filing a Registration Statement, the Company will furnish the Common Holders covered by such Registration Statement, the underwriters, if any, and any attorney, accountant or other agent retained by any such Common Holders or underwriters (a) copies of all such documents proposed to be filed, which documents will be subject to review and comment of such holders, their counsel and underwriters, if any, and (b) if requested, financial and other information required by the Commission to be included in such Registration Statement and all financial and other records, pertinent corporate documents and properties of the Company customarily reviewed in connection with an underwritten registration; and shall cause the officers, directors and employees of the Company, counsel to the Company and independent certified public accountants to the Company, to respond to such inquiries and supply all information, as shall be necessary, in the opinion of respective counsel to such holders and underwriters, to conduct a reasonable investigation within the meaning of the Securities Act, and will not file any Registration Statement to which the holders of at least a majority of the Registrable Securities covered by such Registration Statement or the underwriter, if any, shall, for reasonable reasons, object;

(b) Furnish to the Common Holders and to each underwriter such number of copies of the Registration Statement and all amendments thereto and the prospectus included therein (including each preliminary prospectus and any amendments or supplements to the prospectus or preliminary prospectus) as such persons may reasonably request in order to facilitate the intended disposition of the Registrable Securities covered by such Registration Statement (and the Company hereby consents to the use of, in accordance with all applicable laws, of each of the Registration Statement and any amendments thereto and any prospectus and any supplement thereto by each such seller and underwriters, if any, in connection with the offering and sale of Registrable Securities covered by such Registration Statement);

(c) Prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective or to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in Section 2.8(a) above;

(d) Use commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities laws of such jurisdictions as shall be reasonably requested by the Common Holders, to keep such Registration or qualification in effect for so long as the Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) Use commercially reasonable efforts to (i) obtain the withdrawal of any order suspending the effectiveness of such Registration Statement or sales thereunder at the earliest possible time and (ii) cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities of United States jurisdictions as may be necessary to enable the seller thereof to consummate the disposition of such Registrable Securities;

(f) Comply with all applicable rules and regulations of the Commission;

(g) Permit any Common Holder which, in its reasonable judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Common Holder and its counsel should be included;

(h) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering provided the Common Holders shall also enter into and perform their respective obligations under such an agreement;

(i) Notify the holders of Registrable Securities covered by the Registration Statement at any time (i) when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, (ii) when the prospectus relating thereto or any supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (iii) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus or for additional information, of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose, (iv) if at any time the representations and warranties of the Company to the Common Holder in connection with the registration cease to be accurate in all material respects, or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(j) Use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to each Common Holder selling Registrable Securities in the offering and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters and the Common Holder;

(k) Cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities not bearing any restrictive legends and in a form eligible for deposit with The Depository Trust Company, or other exchange agent reasonably acceptable to the Company, to be sold and cause such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holder of Registrable Securities may request at least three (3) business days prior to any sale of Registrable Securities to the underwriters;

(l) Use all reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities covered by the Registration Statement contemplated hereby;

(m) Cause all such Registrable Securities registered pursuant to a Registration Statement that becomes effective to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(n) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to a Registration Statement that becomes effective and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Registration.

2.9 Indemnification.

(a) To the extent permitted by law, the Company will, and does hereby undertake to, indemnify and hold harmless each Common Holder, its officers, directors, employees, agents and partners, each person controlling the Common Holder within the meaning of Section 15 of the Securities Act, and legal counsel and accountants for the Common Holder, with respect to which Registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities, joint or several (or actions in respect thereof), including without limitation, settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in or incorporated by reference in any Registration Statement, prospectus (preliminary or final), offering circular or other document or amendments or supplements thereto, or arising out of or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or arising out of, or based on any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance, and will promptly reimburse the Common Holder, each of its officers, directors, employees, agents and partners, each person controlling the Common Holder, and legal counsel and accountants for the Common Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action; provided, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or action arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made by the Company in reliance upon and in conformity with information furnished to the Company by a Common Holder or underwriter and stated expressly for use in connection with such Registration Statement, prospectus, offering circular or other document. This indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party.

(b) To the extent permitted by law, each Common Holder will, if Registrable Securities held by such Common Holder are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers, agents and employees, each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such holder of Registrable Securities, each of its officers, directors, employees, agents and partners and each person controlling such other parties within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof to which they may become subject) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in or incorporated by reference in any such Registration Statement, prospectus, offering circular or other document, or amendments or supplements thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein in light of the circumstances in which they were made, or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, and will promptly reimburse the Company, each such other party, such directors, officers, employees and agents, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by the Common Holder and stated expressly for use in connection with such Registration Statement, prospectus, offering circular or other document; provided, however, that the liability of any party hereunder shall be several and not joint and shall not exceed an amount equal to the net proceeds received by such Common Holder from the sale of such Registrable Securities as contemplated herein (less any amounts such Common Holder has paid or is liable to pay pursuant to Section 2.9(d)) and provided further, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Common Holder, which consent shall not be unreasonably withheld.

(c) Each party entitled to indemnification under this Section 2.9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall deliver written notice to the Indemnifying Party of commencement thereof. The Indemnifying Party, at its sole option, may participate in or assume the defense of any such claim or any litigation resulting therefrom with counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, provided, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying

Party, the Indemnified Party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such litigation. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term a release from all liability in respect to such claim or litigation by the claimant or plaintiff to such Indemnified Party.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) in the case of a Company-initiated registration under Section 2.5, the relative benefits received by the Company on the one hand and the Common Holders whose Registrable Securities are included in the Registration on the other hand, and (ii) in all cases, the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative benefits received shall be deemed to be in the same proportion which the net proceeds from the offering received by the Company bears to the net proceeds from the offering received by the selling Common Holders. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The liability of each Common Holder to contribute as described herein shall be several and not joint, and in no event shall any contribution by any Common Holder hereunder exceed the net proceeds from the offering received by such Common Holder (when combined with any amounts paid by such Common Holder pursuant to Section 2.9(b)).

(e) The obligations of the Company and Common Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(f) Underwriters Indemnification Agreement. This Section 2.9 shall be superseded by the provisions of any indemnification provisions in an agreement with the underwriter’s agent entered into by the parties.

2.10 Information by Common Holders. The Common Holders shall furnish to the Company such information regarding the Common Holders and the distribution of the Registrable Securities proposed by the Common Holders as the Company may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Section 2.

2.11 Termination of Registration Rights. The registration rights and related rights granted pursuant to Sections 2.4, 2.5 or 2.6 above shall terminate, as to any particular Common Holder on the earlier of (i) seven (7) years after the IPO, (ii) on such date following the Company’s initial public offering as a Common Holder (together with any Affiliate of the Common Holder with whom such Common Holder must aggregate its sales under Rule 144) can sell all of its shares in any three (3) month period pursuant to Rule 144, (iii) immediately after the consummation of a Company Sale or (iv) the agreement of the Company, on the one hand, and Common Holders holding a majority of the Registrable Securities then held by all Common Holders, voting together as a single class, on the other.

2.12 “Market Stand-Off” Agreement. Each Common Holder, if required by the Company and the managing underwriter of the Company’s initial registered public offering of Common Stock, shall agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, make any short sale of, loan, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Stock or other securities of the Company held by such holder or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of any such securities, whether any such transaction is to be settled by the delivery of Common Stock or other securities of the Company, in cash or otherwise, during a period not to exceed one hundred eighty (180) days following the effective date of the first registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. Such agreement shall be in writing in a form reasonably satisfactory to the Company, the majority holders in interest of the Common Holders and such managing underwriter. The Company shall use its commercially reasonable efforts to ensure that such agreement (i) provides for periodic early releases of portions of the securities subject thereto upon the occurrence of certain specified events, and (ii) provides that in the event of an early release, all such holders will be released on a pro-rata basis from such market stand-off agreements.

The obligations described in this Section 2.12 shall not apply to (i) a registration relating solely to employee benefit plans on Form S-8 or a similar form that may be promulgated in the future, (ii) a registration relating solely to a transaction under Rule 145 of the Securities Act on Form S-4 or a similar form that may be promulgated in the future, or (iii) transfers pursuant to Section 2.1 above, if the transferee shall agree in writing to be bound by such market stand-off. The Company may impose a stop-transfer instruction with respect to the shares (or other securities) subject to the foregoing restriction until the end of such one hundred eighty day (180)

period pursuant to Section 2.12. Each Common Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities and/or Common Stock of each Common Holder (and the shares or securities of every other person subject to the restriction contained in this Section 2.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.13 Restrictions. No other party shall be granted any registration rights superior to or on parity with those of the Common Holders contained herein without the written consent of the holders of a majority of the Preferred Stock then outstanding.

2.14 Registration Pursuant to IPO. Subject to Section 2.5(b), Common Holders holding the Merger Shares delivered at Closing shall be offered an opportunity to sell up to one million (1,000,000) of the Merger Shares delivered at Closing in the Company’s IPO at the offering price (less underwriting discounts and commissions and expenses payable by such Common Holders), and the Company shall use commercially reasonable efforts to also include for sale the additional 167,750 Merger Shares delivered at Closing held by the Common Holders.

SECTION 3. RIGHT OF FIRST REFUSAL

3.1 Company Right of First Refusal. If, at any time a Common Holder (the “Seller”) should have the bona fide intention to transfer any portion of Common Stock now owned or hereafter acquired by such holder (“Offered Stock”), before the Seller may transfer any of the Offered Stock the Seller shall notify the Company and the Major Investors, in writing, of (a) such Seller’s bona fide intention to transfer the Offered Stock and, if applicable, any third party’s bona fide offer to purchase any or all of the Offered Stock, (b) the number of shares of Offered Stock proposed to be transferred to each proposed transferee, (c) the name, address and relationship, if any, to the Seller of each proposed transferee, (d) the bona fide cash price or, in reasonable detail, other consideration, per share for which the Seller proposes to transfer such Offered Stock to each proposed transferee, (e) the date and time of closing the proposed transfer of Offered Stock and (f) other relevant terms of the proposed transfer (such notice, the “Transfer Notice”). The Company shall have, subject to Section 3.5 below, the first right to purchase from the Seller all or any part of the Offered Stock on the terms and conditions set forth in this Section 3 (the “Company’s Right of First Refusal”). In order to exercise its right hereunder, the Company must deliver written notice to Seller within twenty (20) calendar days after receipt by the Company of such Transfer Notice. For the avoidance of doubt, the Company’s rights under this Section 3.1 may not be assigned by the Company.

3.2 Investors’ Right of First Refusal. If the Company does not elect to exercise the Company’s Right of First Refusal within such 20-day period with respect to all or a portion of the Offered Stock, the Company shall deliver to each Major Investor a notice (the “Company’s Notice”) setting forth the number of shares of Offered Stock not being purchased by the Company in exercise of the Company’s Right of First Refusal (the “Remaining Shares”). Subject to Section 3.5, each of the Major Investors shall have the right (the “Investors’ Right of First Refusal”) to purchase from the Seller any or all of the Remaining Shares on the same terms and at the same price as set forth in the Transfer Notice. In order to exercise its rights hereunder, a Major Investor must deliver written notice to the Seller within twenty (20) calendar days after receipt by such Major Investor of the Company’s Notice, at which time such Major Investor shall become a “Participating Investor” for purposes of this Section 3.2. A Participating Investor’s pro rata portion for purposes of this Section 3 equals the proportion that the number of Registrable Securities owned by such Participating Investor bears to the total number of Registrable Securities owned by all Major Investors. To the extent the aggregate number of shares that the Participating Investors desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Participating Investor so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to a fraction, (i) the numerator of which shall be the number of Registrable Securities held by such Major Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by all Major Investors exercising the Investors’ Rights of First Refusal. To the extent that a Major Investor does not purchase any or all of its pro rata portion of the Remaining Shares, the Seller shall promptly offer the number of Remaining Shares not purchased by the other Major Investors to the Participating Investors. The Participating Investors shall then have the right (but not the obligation) to purchase that number of Remaining Shares which the Company and the other Major Investors elected not to purchase. The Participating Investors may exercise their right under this Section 3.2 by delivering written election to purchase to the Seller within ten (10) days after the date of notice of the availability of the Remaining Shares sent by the Seller.

3.3 Waiver. If, following the process set out in Sections 3.1 and 3.2, there are any remaining shares of Offered Stock with respect to which the Company or Major Investors have not exercised their Right of First Refusal (the “Unsubscribed Shares”), the Seller may, during a period of forty-five (45) calendar days following the later of the expiration of the 10-day period set forth in the last sentence of Section 3.2 and the end of the 20-day period set forth in Section 3.2 above, sell such Unsubscribed Shares for a price and upon terms and conditions no more favorable to the purchasers thereof than those set forth in the Transfer Notice; provided, that failure by the Company to exercise the Company’s Right of First Refusal or any Major Investor to exercise its Investors’ Right of First Refusal under this Section 3 shall not constitute a waiver of the Company’s or such Major Investor’s right of first refusal hereunder in connection with any future sale by a Seller. In the event the Seller has not sold the Unsubscribed Shares within such forty-five (45) day period, the Seller shall not thereafter sell any Offered Stock without first offering such securities to the Company and the Major Investors in the manner provided in Sections 3.1 and 3.2 above.

3.4 Sale and Purchase. If the Company or a Major Investor gives the Seller notice that the Company or such Major Investor desires to exercise its respective Right of First Refusal to purchase any shares of Offered Stock, and the Seller has satisfied all conditions precedent to such closing, payment for such Offered Stock shall be by check or wire transfer, against delivery of the Offered Stock at the executive offices of the Company within ten (10) business days after giving the Seller such notice. Such transferred stock shall remain subject to this Agreement, and such transferee shall be treated as a “Common Holder,” as applicable, for purposes of this Agreement.

3.5 Exempt Transfers. Notwithstanding the foregoing, the rights of the Company and the Major Investors under this Section 3 shall not apply to (i) transfers to any Immediate Family Member or trust for the benefit of any Common Holder or to trusts for the benefit of such persons; provided, that (A) the Seller shall inform the Company of any such transfer prior to effecting it, and (B) the transferee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement or (ii) repurchases of Common Stock by the Company. Such transferred stock shall remain subject to this Agreement, and such transferee shall be treated as a “Common Holder,” as applicable, for purposes of this Agreement.

3.6 Termination. The Company’s Right of First Refusal and the Investors’ Right of First Refusal contained in this SECTION 3 shall terminate upon the earlier to occur of (i) the IPO, (ii) a Company Sale or (iii) the date this Agreement is terminated.

SECTION 4. CO-SALE RIGHT

4.1 Notice of Purchase Offers. Subject to the limitations of this Section 4, to the extent that the Company and the Major Investors have but do not exercise their respective Rights of First Refusal with respect to all or any part of the Offered Stock or the Remaining Shares, as applicable, pursuant to Section 3 hereof, then, each Major Investor who has not exercised its Right of First Refusal pursuant to Section 3.2 (a “Co-Sale Investor”) shall have the right (the “Co-Sale Right”) to participate in such sale of the Offered Stock which are not being purchased by the Company or the Major Investors pursuant to their respective Rights of First Refusal (“Residual Shares”) on the same terms and conditions as specified in the Transfer Notice. To the extent the Major Investors exercise such Co-Sale Right in accordance with the terms and conditions set forth below, the number of shares of Offered Stock that the Seller may sell or transfer in the transaction shall be correspondingly reduced.

4.2 Right to Participate. To exercise its rights hereunder, each Co-Sale Investor (a “Participating Co-Sale Investor”) must have provided a written notice to Seller within fifteen (15) calendar days after delivery of the Company’s Notice indicating the number of shares it holds that it wishes to sell pursuant to this Section 4.

4.3 Number of Shares. If the aggregate number of shares that the Participating Co-Sale Investors desire to sell (as evidenced by written notices delivered to Seller) exceeds the number of Residual Shares, each Participating Co-Sale Investor will be entitled to sell up to its pro rata portion of the Residual Shares which shall be equal to that number of Residual Shares equal to the product obtained by multiplying (x) the number of Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by such Participating Co-Sale Investor and (ii) the denominator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by Seller and the Participating Co-Sale Investors.

4.4 Delivery of Shares. If a Participating Co-Sale Investor wishes to effect its participation in the sale or transfer under this SECTION 4, such Participating Co-Sale Investor shall promptly deliver to the Company its stock certificate or certificates, properly endorsed for transfer, which represent (i) the number of shares of Common Stock which such Participating Co-Sale Investor elects to sell pursuant to this SECTION 4 or (ii) that number of shares of Preferred Stock convertible into the number of shares of Common Stock which such Participating Co-Sale Investor elects to sell pursuant to this SECTION 4. The Company shall deliver such stock certificate or certificates and any such assignments to the Seller. Such transferred stock shall remain subject to this Agreement, and such transferee shall be treated as a “Common Holder” as applicable for purposes of this Agreement.

4.5 Consummation of Sale. The stock certificate or certificates delivered to the Seller pursuant to Section 4.4 shall be transferred to the prospective purchaser in consummation of the sale or transfer of the Common Stock, pursuant to the terms and conditions specified in the Transfer Notice, and the Seller shall concurrently therewith remit to the Major Investor(s) that portion of the proceeds to which each such Major Investor is entitled by reason of such Major Investor’s participation in the sale or transfer. To the extent that any prospective purchaser(s) prohibits such assignment or otherwise refuses to purchase Common Stock from a Major Investor pursuant to this Section 4.5, the Seller shall not sell to such prospective purchaser(s) any stock unless and until, simultaneously with such sale, the Seller shall purchase such Common Stock from such Major Investor as described herein.

4.6 Non-Exercise. If the Major Investors do not exercise their Co-Sale Rights with respect to all or a portion of the Residual Shares subject to the Transfer Notice, the Seller may, during a period of forty-five (45) calendar days following the end of the fifteen (15) day period set forth in Section 4.2 above, sell such Residual Shares for a price and upon terms and conditions no more favorable to the purchasers thereof than those set forth in the Transfer Notice; provided, that failure by any Major Investor to exercise its Co-Sale Right under this SECTION 4 shall not constitute a waiver of such Major Investor’s co-sale rights in connection with any future sale by a Seller. In the event the Seller has not sold the Residual Shares within such forty-five (45) day period, the Seller shall not thereafter sell any Offered Stock without first offering such securities to the Company and the Major Investors in the manner provided in Section 3 and SECTION 4 hereof.

4.7 Permitted Exemptions. Notwithstanding the foregoing, the rights of the Major Investors under this SECTION 4 shall not apply to transfers to any Immediate Family Member or trust for the benefit of any Common Holder or to trusts for the benefit of such persons; provided, that (A) the Seller shall inform the Company of such transfer prior to effecting it, and (B) the transferee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred stock shall remain subject to this Agreement, and such transferee shall be treated as a “Common Holder,” as applicable, for purposes of this Agreement.

4.8 Termination of Co-Sale Right. Notwithstanding the foregoing, the Co-Sale Right provisions of this SECTION 4 shall terminate upon the earlier to occur of (i) an IPO, (ii) a Company Sale or (iii) the date this Agreement is terminated.

SECTION 5. DRAG ALONG

5.1 Drag Along Right. In the event that (i) holders of no less than fifty-five percent (55%) of the Common Stock then outstanding (excluding shares of Common Stock issued upon conversion of any Preferred Stock and Merger Shares held by Common Holders), voting as a separate class and (ii) the holders of a majority of the Preferred Stock then outstanding, voting together as a single class (the “Selling Investors”), approve a Company Sale, then each Common Holder hereby agrees as follows with respect to all shares of capital stock and other securities convertible or exercisable into capital stock of the Company which they own or may acquire or otherwise exercise direct or indirect voting or dispositive authority:

(a) in the event such Company Sale is to be brought to a vote at a meeting of the stockholders, to be present, in person or by proxy, as a holder of capital stock of the Company at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(b) to vote (in person, by proxy or by written consent) all shares of capital stock of the Company as to which it has beneficial ownership in favor of such Company Sale and in opposition of any and all other proposals that could delay or impair the ability of the Company to consummate such Company Sale;

(c) if such Company Sale involves the sale of shares of capital stock of the Company, to sell the same proportion of shares of capital stock of the Company beneficially held by such Common Holder as is being sold by the Selling Investors to the person to whom the Selling Investors propose to sell their shares and on the same terms and conditions as the Selling Investors;

(d) to refrain from exercising any dissenters’ rights or appraisal rights under any applicable law at any time with respect to such Company Sale and to waive such rights if requested to do so by the Selling Investors seeking to enforce this SECTION 5;

(e) to promptly execute and deliver all related documentation and take such other action in support of the Company Sale as shall reasonably be requested, including, but not limited to, signing a definitive agreement committing them to sell all shares of capital stock and other securities into capital stock convertible or exercisable of the Company owned by them and/or executing a power of attorney or proxy authorizing the Company or its representatives to vote for or consent to a Company Sale; and

(f) to refrain from depositing any shares of capital stock of the Company beneficially owned by such person in a voting trust or escrow or subject any such shares to any arrangement or agreement with respect to the voting of such shares that would conflict directly or indirectly with their obligations hereunder.

SECTION 6. MISCELLANEOUS

6.1 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the Secretary of the Company, and a designee of the Common Holders, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, votes regarding any Company Sale pursuant to SECTION 5 hereof and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s shares of capital stock of the Company in favor of approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of SECTION 5 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires as provided herein. Each party hereto hereby revokes any and all previous proxies with respect to the shares of capital stock of the Company held by such party and shall not hereafter, unless and until this Agreement terminates or expires, purport to grant any other proxy or power of attorney with respect to any of the shares of capital stock of the Company held by such party, deposit any of such shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the such shares, in each case, with respect to any of the matters set forth herein.

6.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of Sections 3, 4, 5, or 6 of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the parties hereto shall be entitled to an injunction to prevent breaches of Sections 3, 4, 5, or 6 of this Agreement, and to specific enforcement of Sections SECTION 3, SECTION 4, and 5, of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

6.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.4 Governing Law. This Agreement shall be governed in all respects under the substantive laws of the State of California without regard to the conflict of laws rules thereof.

6.5 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

6.6 Entire Agreement; Amendment. This Agreement, together with the schedules and exhibits hereto and made a part hereof, and the other documents delivered pursuant hereto or referenced herein constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all agreements, representations, warranties, commitments, whether written or oral, prior to the date hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Any term of this Agreement may be amended or waived only with the written consent of the Company. The parties agree that Schedule A may be amended by the Company from time to time to reflect additional issuances of shares of Common Stock or changes in ownership with respect to the Common Holders.

Any amendment or waiver effected with this Section 6.6 shall be binding upon each party hereto and the Company.

6.7 Termination. Except for the provisions of SECTION 2, which will terminate pursuant to Section 2.11, this Agreement shall terminate upon the earlier to occur of (i) the closing of the IPO, (ii) immediately after the consummation of a Company Sale or (iii) the agreement of the Company and the Common Holders holding a majority of the Registrable Securities then held by all Common Holders, voting together as a single class. For the avoidance of doubt, no provision of this Agreement that is subject to any Special Amendment Requirements shall be terminated or waived without the consent required by such Special Amendment Requirements, as applicable.

6.8 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand or transmitted via electronic mail message or facsimile with confirmation received or (c) two (2) business days after the business day of deposit with Federal Express or similar overnight courier, freight prepaid and shall be addressed (i) if to the Company, to Sunrun Inc., 595 Market Street, 29th Floor, San Francisco, California 94105 (Attention Chief Executive Officer) or (ii) if to a Common Holder, at such Common Holder’s address set forth on Schedule A hereto. Any party may designate a different address to be used for notices by three (3) days’ advance written notice to the other parties pursuant to the provisions above.

6.9 Delay or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Common Holder, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Common Holder of any breach or default under this Agreement, or any waiver on the part of the Common Holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.10 Counterparts. This Agreement may be executed and delivered (including by facsimile) in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.11 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

6.12 Attorney’s Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

6.14 Aggregation of Stock. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

COMPANY:

SUNRUN INC.

By	/s/ Mina Kim
Name:	Mina Kim
Title:	General Counsel

SUNRUN INC.

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

COMMON HOLDERS:

/s/ Beau Peelle
Beau Peelle

/s/ Omer Atesmen
Omer Atesmen

/s/ Reginald A. Norris
Reginald A. Norris

SUNRUN INC.

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT